FOR IMMEDIATE RELEASE

MERUELO MADDUX ANNOUNCES
2007 THIRD QUARTER RESULTS

LOS ANGELES, CA –– November 7, 2007–– Meruelo Maddux Properties, Inc. (NASDAQ: MMPI), a self-managed, full-service real estate company that develops, redevelops and owns commercial and residential properties, today announced results for the three months ended September 30, 2007.

Third Quarter 2007 Highlights
•	Achieved key milestones on several important development projects, including:

Union Lofts—Substantially completed construction work on the residential portion of project; Continue to expect marketing activities to commence in the fourth quarter of 2007 upon completion of final safety inspections.

717 West 9th Street—Construction continuing; currently framing the podium level of the parking structure, which will serve as the level for tenant amenities and starting point for residential tower.
•	Completed the acquisition of five properties for a total cost of $33.1 million. On a combined basis, these projects total 33.6 acres.
•
Closed four loans on individual projects for a total of $36.6 million at an average interest rate of 7.6%; Subsequent to the end of the third quarter closed two additional property loans totaling $29.0 million.

•	Completed twenty new leases during the third quarter for a total of 190,155 square feet of leased space.

“During this past quarter we made progress in several important aspects of our business,” said Richard Meruelo, Chairman and Chief Executive Officer of MerueloMaddux. “Revenue of $6.7 million from our operating portfolio represents a 3.6% increase compared to the same period last year while holding steady on a sequential quarter basis.  We also continued to generate strong momentum with our development activities including the substantial completion of construction work on the residential portion of our 92-unit Union Lofts project.  Marketing activities are scheduled to commence upon the completion of final safety inspections. I am also pleased with the construction progress on our 214 unit residential tower located at 717 West 9th Street, which remains on-schedule and on budget.”

Mr. Meruelo concluded, “Recent changes in the credit markets and the resulting revaluation of the assets of certain financial institutions appear to have caused a widening of spreads and a tightening of terms on large scale portfolio transactions, such as a significant revolving credit facility. However, as evidenced by our ability to recently secure loans on a diverse group of properties, our ability to access the credit markets thus far has been un-impeded by these credit difficulties. As such, we remain open to discussions with a major lender regarding an enterprise-level revolving credit facility so that when the credit markets stabilize such a facility could be put in place.”

Financial and Operating Results
Results from operations described herein relate to the combined financial statements of the Company’s predecessor business as well as those of the Company.

For the three months ended September 30, 2007, total revenue increased 3.6% to $6.7 million compared to $6.4 million in the same period in 2006.  The increase was primarily due to higher rental income, partially offset by lower interest income.  Total expenses in the third quarter of 2007 were $10.7 million compared to $9.6 million in the third quarter of 2006.  The increase is primarily due to higher rental expense, depreciation and amortization and general and administrative expense associated with the additional rental properties, partially offset by lower interest expense resulting from the payoff of the CalPERS credit facility and other mortgage debt using proceeds from the Company’s January 2007 initial public offering.  Net loss was $(4.1) million, or $(0.05) per basic and diluted share, for the three months ended September 30, 2007 compared to a net loss of $(3.2) million for the same period in 2006.

For the nine months ended September 30, 2007, total revenues increased 4.2% to $20.5 million compared to $19.7 million in the same period in 2006, primarily due to higher rental income.  Net loss was $(11.2) million, or $(0.13) per basic and diluted share, for the nine months ended September 30, 2007 compared to a net loss of $(10.6) million for the same period in 2006.

Company’s Portfolio
As of September 30, 2007, the Company owns, leases with rights to purchase and has rights to acquire interests in 29 development and redevelopment projects and 27 projects that have been developed that are primarily located in or around the downtown area of Los Angeles.  All of the projects in the portfolio are in Southern California.

The continuing growth of the downtown Los Angeles residential market, as well as the strength of downtown’s commercial/industrial markets has attracted considerable national and local press attention, some of which can be seen on Company’s web site under the web page “Market Perspectives.”

Acquisition and Leasing Activity
In the third quarter, the Company completed five property acquisitions that included 1875 W. Mission Blvd., 2040 Camfield Avenue, 5500 Flotilla Street, 2529 Santa Fe Avenue and a single purchase that included three small properties adjacent to Meruelo Baldwin Park, for an aggregate cost of $33.1 million.  On a combined basis, these projects total approximately 33.6 acres.

The Company completed twenty new leases during the third quarter for a total of 190,155 square feet of leased space. Among these leases included a 50,000 square foot lease in Alameda Square Building #2 to a large toy importer, a 38,000 lease expansion from an existing tenant in Alameda Square Building #3 and two leases in Crown Commerce Center of 32,625 and 18,500 square feet to two garment companies.

Liquidity and Capital Resources
As of September 30, 2007, the Company had cash and cash equivalents of $11.2 million, with notes payable secured by real estate representing 36.6% of the Company’s total market capitalization.  MerueloMaddux believes that it will have sufficient capital to satisfy its liquidity requirements over the next 12 months.

During the third quarter, the company closed four loans for a total of $36.6 million at an average interest rate of 7.6%.  Of these four loans, three were refinancing transactions for existing commercial properties and one loan was for a recently constructed property.  Subsequent to the end of the third quarter, the company closed two additional loans totaling $29.0 million, which included the refinancing of a land loan and the refinancing of a second trust deed loan.  The lenders for the six individual loans included four local Los Angeles-based commercial banks, each of whom has long standing relationships with the Company.

Conference Call and Webcast
A conference call with simultaneous webcast to discuss MerueloMaddux’s 2007 third quarter results will be held on Thursday, November 8, 2007 at 1:00 p.m. Eastern / 10:00 a.m. Pacific.  Interested participants and investors may access the teleconference call by dialing 800-366-3908 (domestic) or 303-205-0066 (international).  There will also be a live webcast of the call available on the Investor Relations section of MerueloMaddux’s web site at www.meruelomaddux.com.  Webcast participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

MerueloMaddux’s management team will discuss the Company’s financial results, business highlights and industry outlook.  After the live webcast, a replay will remain available in the Investor Relations section of MerueloMaddux’s web site.  A replay of the teleconference will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through November 15, 2007; the conference pass code is 11100434.

Supplemental Information
Supplemental financial information for the Company’s third quarter financial results are available on the Company’s Website, www.meruelomaddux.com, in the Investor Relations section under the heading ‘Presentations & Webcasts’.

About Meruelo Maddux Properties
MerueloMaddux Properties is a self-managed, full-service real estate company that develops, redevelops and owns commercial and residential properties in downtown Los Angeles and other densely populated urban areas in California that are undergoing demographic or economic changes.  MerueloMaddux Properties is committed to socially responsible investment.  Through its predecessor business, MerueloMaddux Properties has been investing in urban real estate since 1972.

Safe Harbor
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. Forward-looking statements in this press release include, among others, statements about the real estate market in the greater Los Angeles area, project development or redevelopment schedules and budgets and financings. You should not rely on forward-looking statements since they involve known and unknown risks and liquidity, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. The Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in the Company’s forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to the Company’s common stock, along with the following factors that could cause actual results to vary from the Company’s forward-looking statements: (i) the general volatility of the capital markets, (ii) changes in the Company’s business and investment strategy, (iii) availability, terms and deployment of capital, (iv) perception of the commercial and residential subsegments of the real estate industry, (v) changes in supply and demand dynamics within the commercial and residential subsegments of the real estate industry, (vi) availability of qualified personnel, (vii) change in costs associated with development or redevelopment and repositioning of projects, (viii) changes in interest rates, (ix) changes in applicable laws and regulations (including land use entitlement processes), (x) changes in political climates that may affect the Company’s proposed development and redevelopment projects, (xi) state of the general economy and the greater Los Angeles economy in which the Company’s projects are located, and (xii) the degree and nature of the Company’s competition.  Accordingly, there is no assurance that the Company's expectations will be realized.  Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Media Contact: Michael Bustamante Corporate Communications 213.291.2800 (Office)	Investors/Analysts: Lasse Glassen Investor Relations 213.486.6546

-Financial Tables to Follow-

MERUELO MADDUX PROPERTIES, INC., AND MERUELO MADDUX PROPERTIES (THE PREDECESSOR)
CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS

	Meruelo Maddux Properties, Inc.	The Predecessor
	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Cash	$11,175	$2,381
Restricted cash	7,432	2,327
Accounts receivable	2,256	2,103
Rental properties, net	305,260	216,972
Real estate held for development	437,646	277,837
Other assets, net	4,045	6,437
Total assets	$767,814	$508,057

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$4,905	$7,081
Accrued expenses and other liabilities	17,790	49,163
Due to affiliates, net	-	4,227
Notes payable secured by real estate	294,594	342,643
Note payable to CalPERS	-	150,000
Deferred taxes, net	39,560	-
Total liabilities	356,849	553,114

Commitments and contingencies	–	–

Common stock, $.01 par value, 200,000,000 shares
authorized, 85,844,900 share issued and outstanding as of September 30, 2007	858	4
Additional paid in capital	441,953	11,663
Affiliate notes receivable	(22,614)	(24,673)
Retained earnings (deficit)	(9,232)	(32,051)
Total stockholders' equity (deficit)	410,965	(45,057)
Total liabilities and stockholders' equity	$767,814	$508,057

MERUELO MADDUX PROPERTIES, INC., AND MERUELO MADDUX PROPERTIES (THE PREDECESSOR)
CONDENSED CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

	Meruelo Maddux Properties, Inc.	The Predecessor	Meruelo Maddux Properties, Inc.	The Predecessor		The Predecessor
	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Period January 30, 2007 through September 30, 2007	Period January 1, 2007 through January 29, 2007	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006
Revenue:
Rental income	$5,980	$5,461	$15,328	$1,957	$17,285	$16,085
Management fees	68	38	188	12	200	248
Interest income	523	693	2,552	205	2,757	2,945
Other income	80	226	226	28	254	395
	6,651	6,418	18,294	2,202	20,496	19,673
Expenses:
Rental expenses	3,776	2,482	9,526	1,000	10,526	6,380
Interest expense	2,912	4,555	6,838	2,206	9,044	18,394
Depreciation and amortization	1,312	1,037	4,301	374	4,675	2,864
General and administrative	2,721	1,495	6,859	628	7,487	3,999
	10,721	9,569	27,524	4,208	31,732	31,637
Operating loss	(4,070)	(3,151)	(9,230)	(2,006)	(11,236)	(11,964)
Discontinued operations:
Gain (loss) on sale of real estate	-	-	-	-	-	1,329
Loss before income taxes	(4,070)	(3,151)	(9,230)	(2,006)	(11,236)	(10,635)
Provision (benefit) for income taxes	-	-	-	-	-	-
Net loss	$(4,070)	$(3,151)	$(9,230)	$(2,006)	$(11,236)	$(10,635)
Basis and diluted loss per share	$(0.05)	N/A	$(0.11)	N/A	$(0.13)	N/A
Weighted average common shares outstanding - basis and diluted	85,840,448	N/A	85,459,086	N/A	85,459,086	N/A